                                                                     Exhibit 3.3

                       The Commonwealth of Massachusetts

/s/ illegible                                             FEDERAL IDENTIFICATION
----------------                                          No. 04-2017769
Examiner                                                  ----------------------

                            MICHAEL JOSEPH CONNOLLY
                              Secretary of State

                   ONE ASHBURTON PLACE, BOSTON, MASS: 02108

                       RESTATED ARTICLES OF ORGANIZATION

                    General Laws, Chapter 156B, Section 74

               This certificate must be submitted to the Secretary of the Commonwealth within sixty days after the date of the vote of stockholders adopting the restated articles of organization. The fee for filing this certificate is prescribed by General Laws, Chapter 156B, Section 114. Make check payable to the Commonwealth of Massachusetts.

                                        -------------------

               We,  Thomas A. Rodgers, III, President and
                    Lawrence R. Walsh, Assistant Clerk of

          Globe Manufacturing Co.
          ----------------------------------------------------------------------
                                        (Name of Corporation)

          located at   156 Bedford Street, Fall River, MA 02720
                     -----------------------------------------------------------
          do hereby certify that the following restatement of the articles of organization of the corporation was duly adopted by unanimous written consent of all of the stockholders of the Corporation on December 21, 1992, by vote of

           150   shares of  Voting Common Stock  out of  150  shares outstanding,
          -----            ---------------------        -----
                              (Class of Stock)

          1,609  shares of  Class B Common Stock  out of  1,609  shares outstanding and
          -----            ----------------------         -----
                              (Class of Stock)


                  shares of                         out of         shares outstanding.
          -------           -----------------------        -------
                                (Class of Stock)

          being at least two-thirds of each class of stock outstanding and entitled to vote and of each class or series of stock adversely affected thereby:

               1.   The name by which the corporation shall be known is:

                         Globe Manufacturing Co.

               2. The purposes for which the corporation is formed are as follows:

               (a) To manufacture and sell elastomeric fibers, including spandex fiber and latex thread.

               (b)  To carry on any business or other activity which may
C  [_]              lawfully be carried on by a corporation organized under the
P  [_]              Business Corporation Law of the Commonwealth of
M  [_]              Massachusetts, whether or not related to those referred to
RA [_]              in the preceding paragraph.

          Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on separate 8-1/2 x 11 sheets of paper leaving a left hand margin of at least 1 inch for
  25      binding. Additions to more than one article may be continued on a
------    single sheet so long as each article requiring each such addition is
 P.C.     clearly indicated.

     3. The total number of shares and the par value, if any, of each class of stock which the corporation is authorized to issue is as follows:

            WITHOUT PAR VALUE                     WITH PAR VALUE
            -----------------                     --------------
CLASS OF STOCK            NUMBER OF SHARES  NUMBER OF SHARES  PAR VALUE
--------------            ----------------  ----------------  ---------
Preferred
  Series A Cumulative
  Preferred Stock                              30,000         $.01

Common
  Class A Common                            2,000,000         $.01
  Class B Common                            2,000,000         $.01

    *4. If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:

                               See Attachment 4

    *5. The restrictions, if any, imposed by the articles of organization upon the transfer of shares of stock of any class are as follows:

                               None.

    *6. Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders.

                               See Attachment 6

* If there are no such provisions, state "None".

                                 ATTACHMENT 4
                                 ------------

     The total number of shares of all classes of stock which the corporation shall have authority to issue is 4,030,000 shares, consisting of (i) 2,000,000 shares of Class A Common Stock, $.01 par value per share ("Class A Common Stock"), (ii) 2,000,000 shares of Class B Common Stock, $.01 par value per share, and (iii) 30,000 shares of Series A Cumulative Preferred Stock, $.01 par value per share ("Series A Preferred").

     The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the corporation.

A. CLASS A COMMON STOCK AND CLASS B COMMON STOCK.

     1. General. The voting, dividend and liquidation rights of the holders of the Class A Common Stock and Class B Common Stock are subject to and qualified by the rights of the holders of the Series A Preferred. Except for the mandatory conversion provisions and the difference in voting rights as set forth below, the rights and privileges of the Class A Common Stock and Class B Common Stock shall be identical, and the Class A Common Stock and Class B Common Stock shall be treated as one class of stock of the corporation. The Class A Common Stock and Class B Common Stock are hereinafter collectively referred to as "Common Stock".

     2. Voting. The holders of the Class A Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). The holders of the Class B Common Stock shall have no voting rights except as otherwise required by law. There shall be no cumulative voting.

     3. Dividends. Dividends may be declared and paid on the Class A Common Stock and Class B Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Series A Preferred.

     4. Liquidation. Upon the dissolution or liquidation of the corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive all assets of the corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Series A Preferred.

     5. Mandatory Conversation of Class B Common Stock.

     (a) Without any action on the part of the holder thereof, each outstanding share of Class B Common Stock shall automatically be converted into a share of Class A Common Stock immediately prior to the consummation of a primary or secondary sale of Common Stock to the public pursuant to a registered public offering under the Securities Act of 1933, as amended (the

"Securities Act"), as a result of which offering the public (including for this purpose, all purchasers in the underwriting irrespective of any relationship with the Corporation) will own 20% or more of the Common Stock then issued and outstanding (the "Class B Mandatory Conversion Date").

     (b) All holders of record of shares of Class B Common Stock will be given written notice of the Class B Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Class B Common Stock pursuant to this Section A.5. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Class B Common Stock at such holder's address last shown on the records of the transfer agent for the Class B Common Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Class B Common Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Class A Common Stock to which such holder is entitled pursuant to this Section A.5. On the Class B Mandatory Conversion Date, all rights with respect to the Class B Common Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Class A Common Stock into which such Class B Common Stock has been converted, and payment of any declared or accrued but unpaid dividends thereon (all of which shall be deemed to be declared by the Board of Directors on the Class B Mandatory Conversion Date). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Class B Mandatory Conversion Date and the surrender of the certificate or certificates for Class B Common Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof and cash as reasonably determined by the Board of Directors in respect of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion.

     (c) All certificates evidencing shares of Class B Common Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Class B Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Class B Common Stock represented thereby converted into Class A Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Class B Common Stock accordingly.

     6. Mandatory Conversion of Class A Common Stock.

     (a) At any time prior to the termination of that certain Shareholders' Agreement dated as of December __, 1992 among the Corporation, the Shareholders (as such term is defined therein) and the other individuals named on the signature pages thereof, as such agreement may be amended or otherwise modified from time to time (the "Shareholders Agreement"), each outstanding share of Class A Common Stock transferred in violation of Section 4.4 of the Shareholders Agreement shall be automatically converted into a share of Class B Common Stock on the date of such transfer ("Class A Mandatory Conversion Date").

     (b) Upon any such transfer of shares of Class A Common Stock in violation of Section 4.4 of the Shareholders Agreement, each transferee of such shares of Class A Common Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at its principal office, and shall thereafter receive certificates for the number of shares of Class B Common Stock to which such holder is entitled pursuant to this Section A.6. On the Class A Mandatory Conversion Date, all rights with respect to the Class A Common Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Class B Common Stock into which such Class A Common Stock has been converted, and payment of any declared or accrued but unpaid dividends thereon (all of which shall be deemed to be declared by the Board of Directors on the Class A Mandatory Conversion Date). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Class A Mandatory Conversion Date and the surrender of the certificate or certificates for Class A Common Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Class B Common Stock issuable on such conversion in accordance with the provisions hereof and cash as reasonably determined by the Board of Directors in respect of any fraction of a share of Class B Common Stock otherwise issuable upon such conversion.

     (c) All certificates evidencing shares of Class A Common Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Class A Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Class A Common Stock represented thereby converted into Class B Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Class A Common Stock accordingly.

B. SERIES A CUMULATIVE PREFERRED STOCK.

     1. Number of Shares.

     (a) The number of authorized shares constituting Series A Preferred is 30,000.

     (b) All shares of Series A Preferred redeemed, purchased or otherwise acquired by the Corporation shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued, but not as shares of Series A Preferred. After the Series A Initial Issuance Date (as defined below), the Corporation shall not issue any shares of Series A Preferred other than shares which comprise Additional Shares of Series A Preferred (as defined below) pursuant to Section B.2.(b) herein or shares which are issued pursuant to
Section 7.7 of the Stock and Warrant Purchase and Recapitalization Agreement, dated as of December 21, 1991, by and among the Goldman Shareholders (as defined therein), the Corporation, Island Development Corp., and the Shareholders (as defined therein) (the "Section 7.7 Shares").

     (c) The Series A Preferred shall, with respect to dividend rights and rights of liquidation, winding up and dissolution, rank (i) junior to any other series of preferred stock established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such series shall rank prior to the Series A Preferred, (ii) on a parity with any other series of preferred stock established by the Board of Directors, the terms of which shall specifically provide that such series shall rank on a parity with the Series A Preferred, and (iii) prior to any other equity securities of the Corporation, including without limitation, all classes of the Common Stock; all of such equity securities of the Corporation to which the Series A Preferred ranks prior, including without limitation the Common Stock, are collectively referred to herein as the "Junior Securities").

     2. Dividends.

     (a) Subject to Section B.2(c) hereof, with respect to each dividend period the Board of Directors shall declare, the Corporation shall pay and the holders of the shares of Series A Preferred shall be entitled to receive, out of funds legally available therefor, cumulative dividends on the shares of the Series A Preferred, at a rate per annum equal to the Applicable Rate (as defined below) multiplied by the liquidation preference thereof. All dividends described in this Section B.2(a) shall be payable on December 22 of each year, which date shall be the first day of the next succeeding dividend period (an "Annual Dividend Period"), and on the date of any redemption of the Series A Preferred, or if any such date is not a Business Day (as hereinafter defined), on the next succeeding Business Day (each of such dates being a "Series A Dividend Payment Date"), commencing December 22, 1993, in preference to and in priority over dividends on the Junior Securities, except as provided in Section B.2(d)(iii) below. Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such date shall not be more than 60 days nor less than 10 days prior to the respective Series A Dividend Payment Date. Each of such annual dividends shall be fully cumulative and shall accrue (whether or not earned or declared), without interest, from the first day of the Annual Dividend Period, except that with respect to the Annual Dividend Period ending on December 22, 1993, such dividend shall accrue from the initial date of issuance of the Series A Preferred (the "Series A Initial Issuance Date"). The amount of dividends payable hereunder shall be determined on the basis of twelve 30-day months and a 360-day year. Cumulative dividends with respect to Series A Preferred which are in arrears may be declared and paid at any time without reference to any regular Series A Dividend Payment Date.

     (b) Any dividend on the Series A Preferred accrued and payable on any Series A Dividend Payment Date shall be paid either, as so elected by the vote of a majority of the members of Board of Directors of the Corporation (excluding the Goldman Directors, as that term is defined in a certain Shareholders' Agreement, dated as of December 22, 1992, among the Corporation and its shareholders), (x) in cash or (y) by issuing a number of additional shares of the Series A Preferred (the "Additional Shares of Series A Preferred") for each such share (or partial share) of Series A Preferred then outstanding equal to the dividend then payable on each such share (or partial share) of Series A Preferred for the Annual Dividend Period then ended (expressed as a dollar amount) divided by the liquidation value of one share of Series A Preferred (expressed as a dollar amount). If at any time after the Series A Initial Issuance Date, the Corporation fails for any reason to pay any dividend on the Series A Preferred in cash as set forth in clause (x) of the preceding sentence, then the Corporation shall instead pay such dividend by the issuance of Additional Shares of Series A Preferred as set forth in clause (y) of the preceding sentence. For purposes of this Section B.2., the "Applicable Rate" shall mean (i) 10% per annum, to the extent that dividends are paid in cash and
(ii) 15% per annum, to the extent that dividends are paid in Additional Shares of Series A Preferred.

     (c) Notwithstanding any of the other provisions of this Section B.2, the Corporation shall not be required to pay cash dividends on shares of Series A Preferred to the extent the payment of cash dividends on shares of Series A Preferred is prohibited by the then applicable corporation law of the Commonwealth of Massachusetts, and the Corporation shall not be required to pay dividends on shares of Series A Preferred in Additional Shares of Series A Preferred to the extent such payment is prohibited by the then applicable corporation law of the Commonwealth of Massachusetts.

     (d) (i) No full cash dividends shall be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, on a parity with Series A Preferred for any period unless full cumulative dividends have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof set apart for such payment in cash on shares of Series A Preferred or unless such dividends shall have been paid by the issuance of Additional Shares of Series A Preferred, in any event, through the most recent Series A Dividend Payment Date. When dividends are not paid in full, as aforesaid, upon the shares of Series A Preferred and any other series of preferred stock ranking on a party as to dividends with Series A

Preferred, all dividends declared on Series A Preferred and any other series of preferred stock ranking on a parity as to dividends with Series A Preferred shall be declared and paid in cash or by the issuance of additional shares of such respective series of preferred stock pro rata so that the amount of dividends so declared per share on Series A Preferred and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Series A Preferred through the most recent Series A Dividend Payment Date and such other series of preferred stock through such date bear to each other.

          (ii) Subject to Section B.2(d)(iii), as long as any shares of Series A Preferred are outstanding, no dividend shall be declared or paid or set aside for payment or other distribution declared or made (in each case, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) upon the Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired by the Corporation for any consideration (except for shares of Junior Securities or options, warrants or rights to subscribe for or purchase shares of Junior Securities or by conversion into or exchange for Junior Securities), unless, in each case, (x) the full cumulative dividends on all outstanding shares of Series A Preferred shall have been paid (either in cash or by issuance of Additional Shares of Series A Preferred) through the most recent Series A Dividend Payment Date, (y) after giving effect to such dividend, distribution, redemption, purchase or acquisition Cumulative Net Income (as defined below) equals or exceeds $8,400,000 and (z) all amounts paid by the Corporation in respect of such dividends, distributions, redemptions, purchases or acquisitions during or subsequent or the most recent four full fiscal quarters of the Corporation does not exceed the Net Income (as defined below) for such four full fiscal quarters. For purposes of the foregoing, "Net Income" means the consolidated net income (including net losses) of the Corporation and its subsidiaries as reflected on the regularly prepared quarterly consolidated income statements of the Corporation and its subsidiaries which are provided to certain holders of the Preferred Stock pursuant to Section B.9 hereof, excluding gains, but including losses, from any sales, transfers or other dispositions of assets by the Corporation or any of its subsidiaries outside the ordinary course of business or from other extraordinary transactions, effected during the applicable period, and including income from non-consolidated subsidiaries only to the extent of cash dividends received by the Corporation or any of its consolidated subsidiaries during such period, and "Cumulative Net Income" means the cumulative Net Income of the Corporation and its subsidiaries for all full fiscal quarters completed subsequent to January 2, 1993, less all cash amounts paid and the fair market value, as determined in good faith by the Board of Directors, of all non-cash consideration paid or distributed, by the Corporation during or subsequent to such periods in respect of dividends, distributions, redemptions, purchases or acquisitions of any capital stock of the Corporation, excluding such dividends or distributions on such capital stock made in, or redemptions, purchases or acquisitions of such capital stock for, shares of capital stock ranking junior to such capital stock with respect to dividend rights and rights of liquidation, winding up and dissolution (or options, warrants or rights to subscribe for or purchase additional shares of such capital stock or shares of capital stock ranking junior to such capital stock). In connection with any declaration or payment of dividends upon Junior Securities, the making of any distribution on

Junior Securities or any purchase, redemption or other acquisition of Junior Securities by the Corporation, other than any such dividend, distribution, redemption, purchase or acquisition permitted by Section B.2(d)(iii), the Corporation shall furnish to each holder of shares of Series A Preferred a certificate signed by the chief financial officer or the chief executive officer of the Corporation setting forth the basis upon which such dividend, distribution, purchase, redemption or acquisition is permitted by the terms of this Section B.2(d)(ii).

          (iii) Nothing contained in this Section B of Article IV shall prevent
(x) the purchase, redemption or other acquisition by the Corporation or any of its subsidiaries for any consideration of Junior Securities pursuant to Section
4.10 or 4.11 of the Shareholders Agreement, (y) the payment of dividends upon Junior Securities declared prior to the Series A Initial Issuance Date but which are payable after such date or (z) the payment of dividends upon Junior Securities declared after the Series A Initial Issuance Date, not to exceed $50,000 in the aggregate in any twelve-month period.

     (e) Any dividend payment made on shares of Series A Preferred shall first be credited against the dividends accrued with respect to the earliest periods for which dividends have not been paid. Holders of shares of Series A Preferred shall not be entitled to (i) any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series A Preferred, or (ii) any interest, or sum of money in lieu of interest, in respect of any dividend payment or payments on the Series A Preferred which may be in arrears. Notwithstanding the foregoing, any Additional Shares of Series A Preferred payable as dividends on the Series A Preferred which are not paid when due and payable (whether as a result of there not being sufficient authorized shares of the Series A Preferred Stock or for any other reason) shall, for purposes of determining the amount of dividends payable in any subsequent Annual Dividend Period or for any other purpose hereunder, including in connection with any redemption obligation of the Corporation relating to the Series A Preferred and any determination made with respect thereto, be deemed to be outstanding from and after the Series A Dividend Payment Date with respect to such dividends. The foregoing shall not relieve the Corporation from its obligation to pay any dividend on the Series A Preferred when due.

     (f) Certificates for Additional Shares of Series A Preferred or Section 7.7 Shares shall bear a legend identifying such shares as Additional Shares of Series A Preferred or Section 7.7 Shares, as applicable. Shares of Additional Shares of Series A Preferred and Section 7.7 Shares shall be identical in all respects to shares of Series A Preferred and shall be treated alike including, without limitation, with respect to the payment of dividends under Section 3.2 herein.

     3. Redemption; Repurchase; Refinancing. Shares of Series A Preferred shall be redeemable by the Corporation as provided below (with all references in this Section B.3 to a redemption price per share to be adjusted proportionally in respect of partial shares):

     (a) Option Redemption. At the option of the Corporation, shares of Series A Preferred may be redeemed at any time in whole or in part from time to time, out of funds legally available therefor, at a cash redemption price of $1,000 per share, plus, in each case, an amount in cash equal to accrued and unpaid dividends thereon (whether or not earned or declared), if any, to the date fixed for redemption.

     (b) Mandatory Redemption. On the earliest of (i) the seventh anniversary of the Series A Initial Issuance Date, (ii) the consummation of any merger of the Corporation with or into, or its consolidation with, another corporation if, immediately after such merger or consolidation, the holders of Common Stock immediately prior to the execution of a definitive agreement providing for such merger or consolidation own, in the aggregate, capital stock of the surviving or resulting corporation representing less than a majority of the total voting power of such corporation, (iii) the consummation of a primary or secondary sale of Common Stock to the public pursuant to a registered public offering under the Securities Act, as a result of which offering the public (including for this purpose, all purchasers in the underwriting irrespective of any relationship with the corporation) will own 20% or more of the Common Stock then issued and outstanding, or (iv) the consummation of a sale of all or substantially all of the assets of the Corporation, all of the outstanding shares of Series A Preferred shall be redeemed by the Corporation, to the extent of and out of funds legally available to do so, at a cash redemption price of $1000 per share, plus, in each case, an amount equal to accrued and unpaid dividends thereon (whether or not earned or declared), if any, to the date fixed for redemption.

     (c) Limitations on Redemption Obligations. The Corporation shall not be required to discharge its redemption obligations pursuant to Section B.3(a) or Section B.3(b) hereof to the extent such redemption is prohibited by the then applicable corporation law of the Commonwealth of Massachusetts; provided that any such redemption obligation shall be discharged as soon as such prohibition is no longer applicable.

     (d) Notice of Redemption; Other Redemption Procedures. (i) Whenever shares of Series A Preferred (including Additional Shares of Series A Preferred or
Section 7.7 Shares) are to be redeemed pursuant to Section B.3(a) or Section B.3(b), a notice of such redemption shall be mailed, by first-class mail, postage prepaid, or delivered to each holder of the shares to be redeemed at such holder's address as the same appears on the stock transfer books of the Corporation. Such notice shall be mailed or delivered not less than 10 days and not more than 60 days prior to the date fixed for redemption. Each such notice shall state: (i) the date fixed for redemption; (ii) the number of shares of Series A Preferred to be redeemed; (iii) the redemption price; (iv) the place or places where such shares of Series A Preferred are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such date fixed for redemption; (vi) the provision of this Section B.3 under which the redemption is made; and (vii) the extent, if any, to which Additional Shares of Series A Preferred and/or Section 7.7 Shares are being redeemed. If fewer than all shares of Series A Preferred held by a holder are to be redeemed, the notice mailed to such holder shall specify the number of shares to be redeemed from such holder. Except as required by applicable law, no defect in the notice of redemption or in the mailing thereof shall affect the validity of the redemption proceedings.

          (ii) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) dividends on the shares of Series A Preferred so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of preferred stock, unclassified as to series, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price and any accrued and unpaid dividends to the redemption date) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificates are redeemed, a new certificate shall be redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          (iii) In the event that fewer than all shares of Series A Preferred are redeemed, except as expressly provided herein, the Corporation may elect whether to redeem shares of Series A Preferred generally, only Additional Shares of Series A Preferred, only Section 7.7 shares, or any combination thereof. Any such redemption of Additional Shares of Series A Preferred, Section 7.7 Shares or other Series A Preferred shall be made pro rata among Additional Shares of Series A Preferred, Section 7.7 Shares or other Series A Preferred, as the case may be.

          (iv) Nothing contained herein shall limit any legal right of the Corporation or any Affiliate (as defined below) to purchase or otherwise acquire any shares of Series A Preferred at any price, whether higher or lower than the redemption price.

     4. Liquidation.

     (a) Upon a liquidation, winding up or dissolution of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of Series A Preferred then outstanding shall be entitled, whether for capital or surplus before any assets of the Corporation shall be distributed among or paid over to the holders of Junior Securities but after distribution of such assets among, or payment thereof over to, creditors of the Corporation and to holders of any stock of the Corporation with liquidation rights senior to the Series A Preferred, to be paid $1,000 per share (pro rated for fractional shares), plus, in each such case, in an amount equal to all accrued and unpaid dividends thereon (whether or not earned or declared) to and including the date of final distribution. After any such payment in full, the holders of shares of the Series A Preferred shall not be entitled to any further participation in any distribution of assets of the Corporation.

     (b) Neither the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, nor the sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of this Section B.4.

     (c) If, upon any such liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the assets of the Corporation shall be insufficient to make the full payments required by subsection (a) of this Section B.4, no such distribution shall be made on account of any shares of any other class or series of preferred stock ranking on a parity with the shares of Series A Preferred upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series A Preferred, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

     (d) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the shares of Series A Preferred upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the shares of Series A Preferred as provided in this Section B.4, but not prior thereto, any Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the shares of Series A Preferred shall not be entitled to share therein.

     5. Voting. The holders of shares of Series A Preferred shall not be entitled to any voting rights except as specified in this Section B.5 and Section B.6 and except as otherwise provided by law. The affirmative vote of the holders of at least 75% in liquidation value of the outstanding shares of Series A Preferred, voting separately as a single class on a one vote per share (pro rated for fractional shares) basis, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, or by consent, shall be required (i) for purposes of implementing Section B.6, (ii) to amend, repeal or change any provisions of this Section B of Article IV of Series A Preferred in any manner which would materially and adversely affect, alter or change the powers, preferences or specific rights of any share of Series A Preferred or
(iii) to create, issue, or increase or decrease the amount, of any class or series of capital stock of the Corporation ranking prior to or on a parity with the Series A Preferred as to dividends or upon liquidation, dissolution or winding up of the Corporation.

     6. Board Representation.

     (a) In the event that the Series A Preferred is not redeemed by the Corporation as and when required by Section B.3(b) hereof, whether as permitted by Section B.3(c) hereof or otherwise, the number of directors constituting the Board of Directors of the Corporation shall, without further action, be increased by one and the holders of the Series A Preferred shall have the exclusive right, voting as a single class, to elect the director of the Corporation to fill such newly created directorship at each meeting of stockholders held for the purpose of electing directors. Such additional director shall continue as a director and such additional voting right shall continue until such time as all of the issued and outstanding shares of Series A Preferred are redeemed by the Corporation in accordance with the terms hereof, at which time such additional director shall cease to be a director and such additional voting right of the holders of Series A Preferred Stock shall terminate.

     (b) At any time that the holders of the Series A Preferred have voting powers pursuant to Section B.6(a), the proper officers of the Corporation shall, upon written request of the holders of record of at least 20% of the Series A Preferred, addressed to the Clerk of the Corporation, call a special meeting of the holders of such Series A Preferred Stock for the purpose of electing such director. Such meeting shall be held at the earliest practicable date thereafter and shall be held at the place for the holding of annual meetings of the stockholders of the Corporation. If such meeting shall not be called by the officers of the Corporation within 25 days after personal service of the above request upon the Clerk of the Corporation, or within 30 days after mailing of same within the United States of America by registered mail addressed to the Clerk of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of at least 20% of the Series A Preferred in which voting power is vested pursuant to the preceding paragraphs then outstanding may designate in writing one of their number to call such meeting, and such meeting may be called by such person so designated upon the giving of notice to stockholders as provided in the Articles of Organization or By-Laws of the Corporation for a special meeting of stockholders. Any holder so designated shall have access to the stock books of the Corporation for the purposes of causing such meeting to be called pursuant to these provisions. Notwithstanding the provisions of this paragraph, no such special meeting shall be called by a holder designated pursuant to the second preceding sentence during the period within 30 days immediately preceding the date fixed for the next annual meeting of stockholders.

     (c) At any meeting held for the purpose of electing a director or directors at which the holders of the Series A Preferred shall have the right, voting separately as a class, to elect a director, the presence, in person or by proxy, of the holders of one-third of the Series A Preferred shares entitled to vote at such meeting shall be required to constitute a quorum. At any such meeting or adjournment thereof, (i) the absence of a quorum of holders of the Series A Preferred shall not prevent the election of directors other than such additional director and the absence of a quorum of holders of any other class of capital stock shall not prevent election of such additional director or directors, and
(ii) in the absence of either or both such quorums, the holders of a majority of the shares present in person or by proxy of the class of stock or classes of stocks which lack a quorum shall have power to adjourn, until a quorum shall be present, the meeting for the election of the director or directors which they are entitled to elect from time to time without notice other than announcement at the meeting unless otherwise required by law.

     (d) Notwithstanding any provision hereof or of the Articles of Organization to the contrary, at any time that the holders of the Series A Preferred have voting powers pursuant to Section B.6(a), any action required or permitted to be taken by the holders of the Series A Preferred at any meeting of such holders may be taken without a meeting if all of the holders of the Series A Preferred entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of stockholders. Such consents shall be treated for all purposes as a vote at a meeting.

     7. Restrictions on Transfer.

     (a) No sale, offer, assignment, transfer, pledge, hypothecation, encumbrance or other disposition (collectively, "Transfer") of any shares of Series A Preferred, or any interest therein, in whole or in part, shall be permitted without the prior written consent of the Corporation, which consent shall not be unreasonably withheld or delayed, provided, that no such consent shall be required with respect to a transfer of shares of Series A Preferred, or any interest therein, (i) by the holder thereof to any Affiliate or Affiliates of such holder or (ii) by will or the laws of descent.

     (b) The Series A Preferred has not been registered under the Securities Act or any applicable state securities or blue sky law and may not be sold, transferred or otherwise disposed of without such registration unless the sale, transfer or disposition can be effected without such registration and in compliance with the Securities Act and such laws. Without limiting Section B.7(a) or Section B.8 hereof, a holder of Series A Preferred shall not sell, transfer or otherwise dispose of all or any part of, any share of Series A Preferred, or any interest therein, other than pursuant to an effective registration statement under the Securities Act, without first notifying the Corporation prior to such sale, transfer or disposition and, if requested by the Corporation, delivering to the Corporation a written opinion of legal counsel experienced in Securities Act matters, in form and substance reasonably satisfactory to the Corporation, that an exemption from registration is available under the Securities Act and any applicable state securities or blue sky law.

     8. No Registration Rights. No person shall at any time be entitled to registration or similar rights with respect to any shares of Series A Preferred.

     9. Reports and Other Information. So long as any Series A Preferred Stock is outstanding, the Corporation shall furnish to each holder of shares of Series A Preferred representing 25% or more of the then outstanding Series A Preferred such financial and other information concerning the Corporation as is required to be furnished by the Corporation to a holder of shares of Common Stock representing 25% or more of the outstanding Common Stock pursuant to Sections 5.1(a) , (b) and (c) of the Shareholders Agreement.

     10. Fractional Shares. The Corporation may issue fractional shares of Series A Preferred Stock or fractional interests in the Series A Preferred Stock, and if they are issued, they shall entitle the holder to receive dividends, participate in distributions and to have the benefit of all other rights of a holder of the Series A Preferred Stock in proportion to the fractional shares or interests held by such holder.

     11. Additional Definitions. As used herein, the following terms have the meanings specified below:

               "Affiliate" shall have the meaning assigned to it by Rule 12b-2 under the Securities Exchange Act of 1934, as amended, as in effect on the date of these Restated Articles of Organization.

               "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City.

                                 ATTACHMENT 6

6. Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

6A.  LIMITATION OF DIRECTOR LIABILITY

     Except to the extent that Chapter 156B of the Massachusetts General Laws prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

6B.  INDEMNIFICATION

     1. Actions, Suits and Proceedings. The corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the corporation (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments and fines incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, unless the Indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Notwithstanding anything to the contrary in this Article, except as set forth in
Section 5 below, the corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the corporation.

     2. Settlements. The right to indemnification conferred in this Article shall include the right to be paid by the corporation for amounts paid in settlement of any such action, suit or proceeding and any appeal therefrom, and all expenses (including attorneys' fees) incurred in connection with such settlement, pursuant to a consent decree or otherwise, unless and to the extent it is determined pursuant to Section 5 below that the Indemnitee did not act in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     3. Notification and Defense of Claim, As a condition precedent to his right to be indemnified, the Indemnitee must notify the corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the corporation is so notified, the corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the corporation to the Indemnitee of its election so to assume such defense, the corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 3. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the corporation and the Indemnitee in the conduct of the defense of such action or (iii) the corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the corporation, except as otherwise expressly provided by this Article. The corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

     4. Advance of Expenses. Subject to the provisions of Section 5 below, in the event that the corporation does not assume the defense pursuant to Section 3 of this Article of any action, suit, proceeding or investigation of which the corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of the Indemnitee to make such repayment.

     5. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2 or 4 of this Article, the Indemnitee shall submit to the corporation a written request, including in such request documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the corporation of the written request of the Indemnitee, unless the corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in such instance by
(a) a majority vote of a quorum of the directors of the corporation, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (e) independent legal counsel (who may be regular legal counsel to the corporation), or (d) a court of competent jurisdiction.

     6. Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in
Section 5. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the corporation pursuant to Section 5 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the corporation.

     7. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of Chapter 156B of the Massachusetts General Laws or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

     8. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

     9. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

     10. Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another organization or employee benefit plan against any expense, liability or less incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under Chapter 156B of the Massachusetts General Laws.

     11. Merger or Consolidation. If the corporation is merged into or consolidated with another corporation and the corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

     12. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

     13. Subsequent Legislation. If the Massachusetts General Laws are amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the corporation shall indemnify such persons to the fullest extent permitted by the Massachusetts General Laws, as so amended.

6C.  OTHER PROVISIONS

     1. The directors may make, amend, or repeal the by-laws in whole or in part, except with respect to any provision of such by-laws which by law or these Articles or the by-laws requires action by the stockholders.

     2. Meetings of the stockholders of the corporation may be held anywhere in the United States.

     3. The corporation shall have the power to be a partner in any business enterprise which this corporation would have the power to conduct by itself.

     We further certify that the foregoing restated articles of organization affect no amendments to the articles of reorganization of the corporation as heretofore amended, except amendments to the following articles 2, 3, 4 and 6.

     (*If there are no such amendments, state "None".)

                  Briefly describe amendments in space below:

Article 2: Amended to broaden and increase the powers of the corporation consistent with applicable law.

Article 3: Amended to authorize 30,000 shares of Series A Cumulative Preferred Stock, $0.01 par value per share; change the par value of the voting Common Stock and Class 3 Common Stock from $100.00 par value per share to $.01 par value per share; change the name of the class of voting Common Stock to Class A Common Stock; and increase the authorized number of shares of Class A Common Stock to 2,000,000 shares and Class B Common Stock to 2,000,000 shares.

Article 4: Amended to reflect the preferences, powers and privileges of the Series A Cumulative Preferred Stock; to set forth the preferences, powers and privileges of the Class A Common Stock and Class B Common Stock; to provide for mandatory conversion of the Class B Common Stock to Class A Common Stock upon the consummation of a sale of stock of the corporation to the public pursuant to a registered public offering under the Securities Act of 1933, as amended; and to provide for the mandatory conversion of Class A Common Stock to Class B Common Stock upon certain unauthorized transfers of Class A Common Stock.

Article 6: Amended to (i) eliminate the liability of directors of the corporation to the corporation or its stockholders, except to the extent prohibited by Chapter 156B of the Massachusetts General Laws;
            (ii) provide for the Indemnification by the corporation of each person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is, was, or has agreed to become, a director or officer of the corporation or is or was serving, or has agreed to serve, in certain capacities at the request of the corporation; (iii) grant the directors authority to make, amend or repeal the bylaws, except as otherwise provided by law or the corporation's articles of organization or bylaws; (iv) permit meetings of the stockholders to be held anywhere in the United States; and (v) permit the corporation to be a partner in any business enterprise which the corporation would have the power to conduct by itself.

            IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 2nd day of December in the year 1992.

            /s/ Thomas A. Rodgers, III                      President
                         Thomas A. Rodgers, III

            /s/ Lawrence R. Walsh                     Assistant Clerk
                         Lawrence R. Walsh

                       THE COMMONWEALTH OF MASSACHUSETTS



                       RESTATED ARTICLES OF ORGANIZATION
                   (General Laws, Chapter 156B, Section 74)


             I hereby approve the within restated articles of organization and, the filing fee in the amount of $4,130.00 having been paid, said articles are deemed to have been filed with me this 22nd day of December, 1992.



                              /s/ Michael Joseph Connolly

                                  MICHAEL JOSEPH CONNOLLY
                                    Secretary of State


                            TO BE FILLED IN BY CORPORATION
             PHOTO COPY OF RESTATED ARTICLES OF ORGANIZATION TO BE SENT
             TO:
                  John H. Chory, Esq.
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                  Hale and Dorr
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                  60 State Street
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                  Boston, MA 02109
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              Telephone  (617) 526-6000, Ext. 6674
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